THIS AGREEMENT made effective the 1st day of November, 2005.

BETWEEN:

VIREXX MEDICAL CORP.

having an office at the City of Edmonton,

in the Province of Alberta,

(hereinafter called the “Employer”),

OF THE FIRST PART,

‑ and ‑

DR. LORNE J. TYRRELL

of the City of Edmonton, in the Province of Alberta

(hereinafter called the “Employee”),

OF THE SECOND PART,

WHEREAS:

A.                    The Employee has agreed to terms of employment with the Employer in the capacity and position of Chief Executive Officer and Chief Scientific Officer;

B.                     The Employer and the Employee wish to confirm their relationship upon the terms and conditions as provided in this Agreement.

WITNESSETH THEREFORE THAT in consideration of the mutual covenants and agreements contained in this Agreement, the Employer and the Employee covenant and agree as follows:

Article 1 - INTERPRETATION

1.1                   Number and Gender

Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and words importing persons shall include firms and corporations and vice versa.

1.2                   Division

The division of this Agreement into Articles and Sections forms no part of this Agreement and shall be deemed to have been inserted and done for convenience only.

2.

1.3                   Headings

The headings of all the Articles and Sections hereof and the table of contents, if any, are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4                   Recitals

All recitals to this Agreement shall be included in and form part of this Agreement.

1.5                   Continuance of Agreement

The provisions of this Agreement shall continue in effect until the final performance of all the respective obligations set forth herein or until amended or altered by agreement in writing.

1.6                   Agreement Supersedes

The parties acknowledge and agree that this Agreement represents a composite of all previous agreements, if any, reached to date and that hereafter, this Agreement is the only agreement between the parties with respect to the matters contemplated by this Agreement, and shall supersede and replace any discussion, letter or form of Agreement, oral or written, which may exist as of the date of execution and delivery of this Agreement.

1.7                   Applicable Law

This Agreement shall be governed by the laws of the Province of Alberta.

1.8                   Schedules

Schedule “A” to this Agreement is referenced in Article 7 and is in full force and effect when fully executed.

1.9                   Effective Date

Notwithstanding the date of execution of this Agreement by the Employer and the Employee, this Agreement shall be deemed for all purposes to be effective as at and from the 1st day of November, 2005 (the “Effective Date”).

3.

1.10                 Severability

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

1.11                 Modification of Agreement

Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

Article 2 - Employment

2.1                   Employment

The Employer hereby employs the Employee to be the Employer’s Chief Executive Officer and Chief Scientific Officer for the purposes of undertaking the duties of and exercising the powers of that office. The Employee represents and warrants to the Employer that the Employee has the required skills and experience to perform the duties and exercise the responsibilities required of the Employee as Chief Executive Officer and Chief Scientific Officer. In carrying out his duties and responsibilities, the Employee shall comply with all lawful and reasonable instructions as may be given by the Board of Directors of the Employer and shall comply with all government and other professional requirements, rules, by‑laws and regulations.

2.2                   Employee’s Undertaking

The Employee, in collaboration with the Employer’s Board of Directors, shall be responsible for the overall supervision, management and operations of the Employer including but not limited to the following:

(a)        supervision and implementation of strategies to raise capital;

(b)        supervision and implementation of a plan to commercialize the Employer’s technology, including but not restricted to the commencement, continuation and completion of clinical trials;

(c)        supervision and implementation of sales and marketing strategies for existing and new products;

(d)        supervision of development and implementation of communication and public relations strategies;

(e)        identification, development and implementation of new products, new business development strategies and opportunities;

4.

(f)         supervision of all planning and budgeting processes and planning;

(g)        supervision and direction of the Chief Operating Officer, Chief Financial Officer and Vice Presidents and other designated employees in hiring, supervising, and training of all staff and administration of all personnel, including the development of personnel policies and procedures and salary administration;

(h)        dismissing personnel as required;

(i)         supervision and direction of production processes and all production labs and facilities;

(j)         direction and supervision of all financial matters of the Employer including financial reporting to the Board of Directors;

(k)        providing advice and input to the Board of Directors of the Employer and ensuring that the Employer’s policies, procedures and programs related to its business are compatible with all aspects of effective operations;

(l)         such other functions as may be necessarily related to the foregoing and such additional duties and functions as the Employer and the Employee shall, from time to time, agree upon; and

(m)       initiating, supervising and managing all scientific and technological endeavors of the Employer.

2.3                   In the performance of the responsibilities listed in Article 2.2, the Employee shall delegate or assign duties as appropriate to staff and external experts/consultants as required provided that the Employee shall maintain management responsibility over those to whom duties have been delegated and/or assigned.

2.4                   Time Devotion

The Employee shall, during the term of this Agreement, devote such of his full business time, attention and ability to the affairs of the Employer in furtherance of the Employer’s best interest as is necessary to fulfill his duties hereunder. It is understood that the hours of work involved are going to vary and be irregular and shall include reasonably sufficient hours required to meet the objectives of employment herein described. It is further recognized and agreed by the Employer that the Employee is also serving on several Boards of Directors and in various capacities at the University of Alberta including as the leader of the University of Alberta Centre of Excellence for Viral Hepatitis and supervisor of graduate students and the Employee will continue to serve in these various capacities and the Employee will use his reasonable efforts to manage his time appropriately.

2.5                   Serving the Company

The Employee shall well and faithfully serve the Employer and use his best efforts to promote the interests thereof. In carrying out his duties, functions and responsibilities, the Employee shall comply with, adhere to, execute and fulfil all Employer’s policies, procedures, rules and regulations, written or as are amended in writing by the Employer from time to time. It is understood and agreed to by the Employee that his assignments, duties, responsibilities and reporting arrangements may be changed by the Employer by mutual agreement by the Employer and the Employee without causing termination of this Agreement.

5.

2.6                   Employer Powers

Subject always to this Agreement and all applicable laws, the Employer shall have the power and authority to review all work performed by the Employee and to determine standards of performance consistent with the terms and conditions set out in this Agreement; provided always, that the Employer’s exercise of such power and authority shall be reasonably done in good faith.

2.7                   Responsibility of Employee

The Employee assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith.

2.8                   Liability of the Employee

The Employee will not be liable to the Employer or others except by reason of acts constituting bad faith, wilful misconduct, gross negligence or reckless disregard of his duties.

2.9                   Exercise of Duties

At all times, the Employee shall act on a basis which is fair and reasonable to the Employer and shall exercise his powers and discharge his duties under this Agreement honestly, in good faith and in the best interests of the Employer, and in connection therewith shall exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

2.10                 Location

The Employee’s place of employment shall be at the head office of the Employer located at 8223 Roper Road, Edmonton, Alberta or such other place as the Board of Directors directs.

2.11                 Records and Materials

Upon termination of the Employee’s employment with the Employer, the Employee shall deliver to the Employer all proprietary information referred to in Article 7, including but not restricted to all records and materials with respect to the Employer which are in his possession and/or under his control.

6.

2.12                 No Interest

Nothing herein shall be construed to give the Employee any interest in the tangible or intangible assets of the Employer.

Article 3 - REMUNERATION

3.1                   Compensation of the Employee

Throughout the term of this Agreement, commencing November 1, 2005, the Employer shall pay to the Employee a base salary, set from time to time by the Board of Directors, stated as an annualized amount but payable monthly in arrears in equal monthly instalments for each term of the Employee’s employment and commencing on the Effective Date (“Base Salary”). The Employee’s Base Salary at the commencement of and throughout the term of this Agreement shall be no less than TWO HUNDRED AND TWENTY-FIVE THOUSAND ($225,000.00) DOLLARS Canadian per annum exclusive of benefits and other compensation.  The Employee’s compensation and performance shall be reviewed by the Board of Directors annually at least one month prior to each anniversary date of commencement. The Employee shall have the right to provide information to the Board of Directors on all factors relevant to the Board’s decision on any increase in compensation.

3.2                   Bonuses

For each year of the term of this Employment Agreement and any extension or renewal thereof at the end of each year, the Employee is eligible to be considered for a bonus in an amount equal to up to thirty percent (30%) of the Base Salary to be decided on by the Board of Directors based on performance criteria pre‑agreed with the Employee at the beginning of each year of the term of this Agreement.

3.3                   Benefits

The Employer shall provide the Employee with participation in any benefit programs as they are made generally available by the Employer to its other employees including Blue Cross insurance for life, disability, health and dental, Alberta Health Care and Parking.

3.4                   Stock Options

The Employer hereby grants to the Employee an option effective on the Effective Date to purchase 500,000 common shares of the Employer at a price per share and on the conditions stipulated in the Stock Option Plan of the Employer; PROVIDED HOWEVER, the options will vest fully over three (3) years if the Employee continues to be employed as CEO as follows:

One-third of the total, that is, options for 166,666 common shares on November 1, 2006;

7.

One-thirty-sixth of the total, that is, options for 13,888 common shares in each consecutive month commencing December 1, 2005 to and including the expiry date of the third consecutive year of employment.

Should the Employee cease to be employed as CEO the vesting of any as yet unvested common shares shall cease unless the Board of Directors decides otherwise.

The Employee shall continue to participate as a senior executive in the Employer’s Stock Option Plan or any amendment thereof which is adopted by the Board of Directors and shareholders of the Employer, recognizing that any option given shall be a decision by the Board.

3.5                   Car Allowance and Business Expenses

The Employee shall be paid a car mileage allowance for longer trips away from Edmonton and his reasonable business expenses shall be reimbursed by the Employer.

Article 4 - AUTHORITY

The Employee shall have, subject always to the specific instructions and directions of the Board of Directors of the Employer full power and authority to supervise, manage and direct the operations of the Employer including engaging, employing and dismissing managers and other employees and agents of the Employer.

Article 5 - VACATION

The Employee shall be entitled to a period of five weeks paid vacation per calendar year. The Employee will provide the Employer with reasonable written notice of his intention to take any vacation days.  The Employee shall be allowed to accumulate one week’s vacation pay per year and carry it over to the subsequent years’ term to be used prior to the end of that term.

Article 6 - TERM AND TERMINATION

6.1                   Term

This Agreement shall commence on the Effective Date and shall continue until the Agreement is terminated by either the Employee or the Employer in accordance with the terms of this Agreement.

8.

6.2                   Termination by the Employer for Cause

The Board of Directors, by majority decision acting reasonably, shall have the right to terminate the Employee’s employment for cause, including, but without restricting the generality of the foregoing, upon the occurrence of one or more of the following default events:

(a)        the Employee’s failure or refusal to comply with policies established from time to time by the Board of Directors, provided always that such policies are documented in writing and communicated to the Employee and are reasonable and consistent with the Employer’s best interests;

(b)        the Employee’s failure or refusal to comply with the directions of the Board of Directors or the Board of Directors determine, in their sole discretion, that the Employee’s performance of his duties under this Agreement is unsatisfactory;

(c)        the Employee’s fraud, dishonesty or other wilful misconduct or the Employee’s negligence;

(d)        if the Employee engages in any criminal activity or unethical conduct which, in the sole discretion of the Employer, is judged to seriously impair the Employee’s ability to perform his duties hereunder, or would or could impair the business reputation of the Employer, including, but not limited to, where the Employee is convicted of any indictable criminal offence;

(e)        any actual or material breach of the provisions of this Agreement;

(f)         the Employee is adjudged bankrupt.

6.3                   Termination by the Employee and the Employer Without Cause or Change of Control of the Employees

This Agreement may be terminated without cause in the following manner in the specified circumstances:

(a)        by the Employee on giving sixty days’ notice in writing to the Employer; the Employer may waive the notice in whole or in part;

(b)        immediately by the Employer, at the Employer’s discretion and provided that the Employee has served for at least one (1) full year, the Employer shall pay to the Employee, in lieu of notice, one (1) year’s Base Salary, excluding bonus, and the value of benefits otherwise received over the same period and any accrued vacation pay as a full and final settlement to the Employee.  If the Employee serves in his capacity as Chief Executive Officer for less than one (1) year, the amount of Base Salary paid in lieu of notice shall be proportionate to the number of months during which the Employee is employed.

9.

In the event that a change of control of the Employer occurs and the Employee is terminated within a year of the change of control the provisions of section 6.3(a) and (b) apply.

6.4                   Termination of the Employee for Disability

If the Employee suffers from any mental or physical disability or illness which results in the Employee being unable to substantially perform his duties for a continuous ninety days or for periods aggregating one hundred and twenty days in any period of three hundred and sixty five days, the Employer may terminate this Agreement upon giving the Employee sixty days notice in writing and shall pay to the Employee one (1) year’s salary, the value of benefits otherwise received over the same period and any accrued vacation pay as full and final settlement to the Employee.

6.5                   Survival of Agreement

Notwithstanding the termination of the Employee’s employment or the termination of this Agreement for any reason, Sections 2.12, 8.5 and Articles 6 and 7 of this Agreement shall not be deemed to have been terminated and shall continue in full force and effect.

6.6                   Effect of Termination

Upon termination of this Agreement, howsoever terminated, the Employee shall be entitled to receive compensation for services provided under this Agreement (“Earned Compensation”), up to and including the date of termination. However, termination of this Agreement shall not accelerate the payment date of any monies accrued or accruing to the Employee as a result of any Earned Compensation, or other compensation, if any, nor shall termination vest in the Employee any right in connection therewith.

In the event of termination of this Agreement for any reason provided in Section 6.2 or 6.3, all rights and obligations of the Employer and the Employee shall cease to exist immediately, except that the Employee’s and Employer’s obligations under Sections 2.12, 8.5 and Articles 6 and 7 hereof shall survive such termination.

Article 7 - CONFIDENTIAL INFORMATION

7.1                   The Employee shall not, either during the term of his Employment and for a period of five years thereafter, disclose or cause to be disclosed, to any person, unless required by law, any secrets or Confidential Information, as defined in Schedule “A” hereto, concerning the business or affairs or financial position of the Employer or any company with which the Employer is or may hereafter be affiliated. The confidentiality provisions as set forth in Schedule “A” and the terms and conditions described therein are in full force and effect and in the event any term of the agreement set forth in Schedule “A” conflict with terms of this Agreement, the agreement in Schedule “A” shall govern.

10.

Article 8 - GENERAL

8.1                   Further Acts

Each of the parties to this Agreement shall, at the request and expense of the other party, execute and deliver any further documents and do all acts and things as that party may reasonably require to carry out the true intent and meaning of this Agreement.

8.2                   Time

Time is of the essence of this Agreement.

8.3                   Parties of Interest

This Agreement enures to the benefit of and is binding upon the Employer and the Employee and upon their administrators, legal representative, executor, successors and permitted assigns as applicable.

8.4                   Assignment

This Agreement may not be assigned or transferred in any manner by the Employee.

8.5                   Employer’s Property

The Employee acknowledges that all items of any and every nature or kind created or used by the Employee pursuant to the Employee’s employment under this Agreement, or furnished by the Employer to the Employee, and all equipment, automobiles, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Employer at all times and shall be surrendered to the Employer, in good condition, promptly on the cessation or termination of the Employee’s employment irrespective of the time, manner or cause of the termination.

Article 9 - NOTICE

9.1                   Manner of Delivery

All notices given under this Agreement shall be deemed to have been duly given only if personally delivered, or mailed by prepaid registered mail addressed as follows:

11.

TO THE EMPLOYER:

ViRexx Medical Corp.

8223 Roper Road

Edmonton, AB  T6E 6S4

Phone:  (780) 433-4411

Fax:      (780) 436-0068

with a concurrent copy to:

Parlee McLaws LLP

Barristers and Solicitors

1500, 10180 – 101 Street

Edmonton, AB  T5J 4K1

Attention:  Bruce  D. Hirsche, Q.C.

Phone:  (780)423-8540

Fax:      (780)423-2870

TO THE EMPLOYEE:

Dr. Lorne J. Tyrrell

94 St. George’s Crescent

Edmonton,   AB  T5N 3M7

Phone:  (780)483-4615

Fax:      (780)481-7471

9.2                   When Notices Deemed Delivered

Any notice personally delivered or telecopied in the manner set out in Section 9.1 shall be deemed given when personally delivered or telecopied, and any notice mailed in the manner set out in Section 9.1 shall be deemed to have been received on the Fifth (5th) regular business day next following the date of posting.

9.3                   Disruption of Mail Service

In the event of disruption, or threatened disruption, of regular mail service, all notices shall be deemed to have been duly given only if personally delivered or telecopied.

12.

9.4                   Change of Address

Any party may change his address for notice by giving a notice to that effect pursuant to this Article 9.

IN WITNESS WHEREOF this Agreement has been made effective as on the day and year first written above.

VIREXX MEDICAL CORP.
	Per:	signed “Jacques Lapointe”

Per:
SIGNED, SEALED AND DELIVERED in the presence of: signed “Bruce Hirsche”	) ) ) )	signed “D. Lorne Tyrrell”
Witness	)	DR. LORNE J. TYRRELL

CANADA	)	I, ______________________________,
PROVINCE OF ALBERTA	)	of the City of Edmonton,
	)	in the Province of Alberta,
TO WIT	)	MAKE OATH AND SAY:

1.                     THAT I was personally present and did see Dr. Lorne J. Tyrrell, named in the annexed instrument, who is personally known to me to be the person named therein, duly sign and execute the same for the purpose named therein.

2.                     THAT the same was executed at the City of Edmonton, in the Province of Alberta, and that I am the subscribing witness thereto.

3.                     THAT I know the said Dr. Lorne J. Tyrrell and he is in my belief of the full age of eighteen years.

SWORN BEFORE ME at the City of Edmonton, in the Province of Alberta, this _____ day of __________, 2003. ________________________________ A COMMISSIONER FOR OATHS IN AND FOR THE PROVINCE OF ALBERTA.	) ) ) ) ) ) ) )	___________________________________